Exhibit 12.1

STATEMENT  OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	Three Months Ended March 31,		Three Months Ended March 31,		Year Ended December 31,
	2013		2012		2012		2011		2010	2009		2008
	(unaudited)		(unaudited)
Consolidated income (loss) before income tax and non controling interest	(3,933)		(12,399)		(65,733)		(19,972)		1,958	(32,442)		61,026
Income (loss) from discontinued operations	-		-		-		-		(515)	(2,131)		(16,448)
Investment in affiliates	195		313		1,175		1,073		341	28		442
Interest expense continuing operations	7,336		8,418		33,576		33,103		24,585	23,222		24,393
Amortization of capitalized interest
Amortization of debt issue costs	603		919		2,217		2,323		1,340	1,026		735
Interest expense discontinued operations	-		-		-		-		5	10		212
Earnings	4,201		(2,749)		(28,765)		16,527		27,714	(10,287)		70,360

Interest expenses continuing operations	7,336		8,418		33,576		33,103		24,585	23,222		24,393
Interest expenses discontinued operations	-		-		-		-		5	10		212
Amortization of debt issue	603		919		2,217		2,323		1,340	1,026		735
Capitalized interest	-		-		-		-		1,010	2,354		3,230
Fixed charges	7,939		9,337		35,793		35,426		26,940	26,612		28,570
Ratio of earnings to fixed charges	-	(1)	-	(1)	-	(1)	-	(1)	1.0	-	(1)	2.5

Dollar amount of deficiency in earnings to fixed charges	3,738	(1)	12,086	(1)	64,558	(1)	18,899	(1)		36,899	(1)

(1) In this fiscal year the earnings were inadequate to cover fixed charges.